NVIDIA CORPORATION
FISCAL YEAR 2016 VARIABLE COMPENSATION PLAN

Overview

The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Certain Senior Officers, as defined below (collectively, the “Participants”), who are employed at the Company during fiscal year 2016 and, unless otherwise determined by the Compensation Committee (the “Committee”), are employees of the Company through the date that any amounts earned hereunder are paid (each, a “Variable Cash Payment”), will be eligible to earn compensation under the Fiscal Year 2016 Variable Compensation Plan (the “Plan”). The Plan is designed to award a Variable Cash Payment for performance in fiscal year 2016 to a Participant if the Company achieves certain corporate performance targets (the “Corporate Targets”). Payments earned based on the achievement of Corporate Targets shall be referred to herein as a “Corporate Variable Cash Payment.”

For purposes of the Plan, only the Company’s chief executive officer, chief financial officer and other named executive officers shall be considered “Senior Officers.”  The Committee shall determine the persons to be specified as Senior Officers for purposes of this Plan and the Senior Officers who may be Participants hereunder.

Determination of Fiscal Year 2016 Variable Cash Payments

Certain Senior Officers are eligible to earn a Variable Cash Payment at a specified target amount (the “Variable Cash Payment Target Amount”) if the Company achieves its Corporate Targets. A Participant’s Variable Cash Payment Target Amount is based on the difficulty and responsibility of each position. For fiscal year 2016, each Participant’s Variable Cash Payment Target Amount will be entirely allocated to the achievement of the Corporate Targets (the “Corporate Variable Cash Target Amount”). A Participant may be eligible to earn more or less than his or her Corporate Variable Cash Target Amount as described more fully below.

The Committee has set the Corporate Targets for the Participants based on achievement of specified target fiscal year 2016 revenue. For purposes of the Plan, revenue, or “Actual Result”, is defined as revenue, as reported in the Company’s annual earnings release for fiscal year 2016.

The Committee has also set threshold and maximum Actual Result targets for fiscal year 2016 for Participants for the award of a portion or all of the Corporate Variable Cash Payment (the “Threshold” and “Maximum,” respectively). The actual Corporate Variable Cash Payments that may be earned for fiscal year 2016 (the “Actual Corporate Variable Cash Payments”) shall be made pursuant to the following:

•	If the Actual Result is less than the Threshold, a Participant will not earn any portion of his or her Corporate Variable Cash Target Amount.

•	If the Actual Result equals the Threshold, each Participant may earn an Actual Corporate Variable Cash Payment equal to 25% of his or her Corporate Variable Cash Target Amount.

•	If the Actual Result exceeds the Threshold but is less than the Corporate Target, each Participant may earn an Actual Corporate Variable Cash Payment pursuant to the formula set forth below:

Actual Corporate Variable Cash Payment  =    [(((Actual Result - Threshold) / (Corporate Target - Threshold))*75%) + 25%] * Corporate Variable Cash Target Amount

•	If the Actual Result equals the Corporate Target, each Participant may earn an Actual Corporate Variable Cash Payment equal to 100% of his or her Corporate Variable Cash Target Amount.

•	If the Actual Result exceeds the Corporate Target but is less than the Maximum, each Participant may earn an Actual Corporate Variable Cash Payment pursuant to the formula set forth below:

Actual Corporate Variable Cash Payment  =    [((Actual Result - Corporate Target) / (Maximum - Corporate Target)) + 1] * Corporate Variable Cash Target Amount

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If the Actual Result equals or exceeds the Maximum, each Participant may earn an Actual Corporate Variable Cash Payment equal to two (2) times his or her Corporate Variable Cash Target Amount. In no event may any Participant earn an Actual Corporate Variable Cash Payment in excess of two (2) times his or her Corporate Variable Cash Target Amount.

Miscellaneous Provisions

Payments under this Plan shall be made following the end of fiscal year 2016, on such schedule as may be approved by the Committee in its discretion, but in all cases in compliance with the short-term deferral exemption from Section 409A of the Internal Revenue Code of 1986, as amended.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

Notwithstanding whether this Plan is referenced in another agreement, policy, arrangement or other document, only the Board of Directors or the Committee may amend or terminate this Plan at any time.

Any Variable Cash Payments or other benefits paid under this Plan shall be subject to the Company’s Clawback Policy. By accepting any payment hereunder, the Participant agrees to be subject to the Clawback Policy.

This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.

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